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On June 5, 2000, Amazon Natural Treasures, Inc. filed a lawsuit in Nevada State
Court against Mr. Charles Kricfalusi - Case No. OOC-003187-001. Upon information and belief, Mr. Charles Kricfalusi disseminated false and misleading information in the form of Press Releases through the use of a Canadian wire service company.

These Press Releases were disseminated without the knowledge and or consent of Amazon Natural Treasures, Inc., its Officers and Directors.

During the Discovery Phase of the lawsuit, Amazon Natural Treasures, Inc. will at that time uncover the extent of the false and misleading Press Releases disseminated by Mr. Charles Kricfalusi.

Following the Discovery Phase of the lawsuit, the company anticipates that it will restate any and all false and misleading information disseminated by Mr. Charles Kricfalusi.